Exhibit 99.1

For release on October 29, 2004

Contacts:
Robert W. DeCook, CEO
or
Vicki Hladik, Senior Vice President and CFO
(641)673-8328

Horizon Financial Services Corporation Reports
First Quarter of Fiscal 2005 Results
And Increases Cash Dividend

Oskaloosa, Iowa -- Horizon Financial Services Corporation, Nasdaq OTC BB (HZFS), the parent company of Horizon Federal Savings Bank, reported net earnings of $210,112 or $0.27 per share, fully diluted, for the quarter ended September 30, 2004, compared to $356,000 or $0.47 per share, fully diluted, for the quarter ended September 30, 2003. The 43% decrease in net earnings for the quarter compared to the same quarter one year earlier is primarily attributable to a $103,000 decrease in gain on sale of securities, and an increase in non-interest expense in the 2004 period of $180,000, primarily as a result of opening a new banking office in Pleasant Hill, IA, a suburb of Des Moines, during the quarter. Net interest income after provision for losses on loans increased $17,000 from $939,000 for the quarter ended September 30, 2003 to $956,000 for the quarter ended September 30, 2004.

Overall interest income increased slightly for the quarter ended September 30, 2004 compared to the same quarter in 2003, with total interest of $1,431,000 compared to $1,422,000, respectively. Overall interest expense decreased slightly for the quarter ended September 30, 2004 compared to the quarter ended September 30, 2003 with interest on deposits decreasing $14,000, or 4.1% and interest on advances increasing $11,000, or 14.7% as the Bank increased its Federal Home Loan Bank borrowings to fund the increasing loan demand associated with the new Pleasant Hill office. The Company expects that FHLB borrowings will be somewhat higher than usual to fund Pleasant Hill loan originations. The Company’s net interest margin, which is net interest income divided by average interest-earning assets was 4.25% for the three month period ended September 30, 2004 compared to 4.56% for the same period ended 2003. Provisions for losses on loans decreased by $5,000 from $60,000 to $55,000 for the periods compared. Factors affecting the increase in non-interest expense were an increase in compensation, payroll taxes and employee benefits of $72,000, an increase in office property and equipment of $52,000 and an increase in other expenses, mainly, again, attributable to our new banking office.

At September 30, 2004, Horizon Financial Services Corporation had assets of $102.3 million and stockholders’ equity of $11.7 million, or $15.17 per share of common stock compared to assets of $99.0 million and stockholders’ equity of $11.5 million, or $14.86 per share at June 30, 2004. Horizon Financial Services Corporation and its subsidiary, Horizon Federal Savings Bank, provide a wide range of financial products and services through four offices in three counties in southeast Iowa including our new office in Pleasant Hill, Iowa. “It is exciting to note that in the year in which we celebrated our 85th year of doing business in Iowa, for the first time, we hit another milestone by growing to over $100 million in assets.” stated Robert W. DeCook, Chief Executive Officer. “We are also excited about our new Pleasant Hill banking office, which we believe will become a valuable component of our operations, especially with respect to loan generation.”

Horizon Financial Services Corporation also announced that the Corporation will pay a cash dividend of six and one-half cents per share for the first quarter of the fiscal year ending June 30, 2005. The dividend will be payable on December 17, 2004 to shareholders of record on December 10, 2004. The six and one-half cent cash dividend is a one-fourth cent higher than the previous quarter.

FORWARD-LOOKING STATEMENTS

The Company may from time to time make “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission (the “SEC”), in its reports to shareholders and in other communications by the Company, which are made in good faith by the Company and the Banks pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). Those risks and uncertainties could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements.

The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

HORIZON FINANCIAL SERVICES CORPORATION and SUBSIDIARY
Consolidated Balance Sheets

	September 30, 2004	June 30, 2004
Assets	(Unaudited)

Cash and cash equivalents	$2,736,567	$1,863,244
Securities available-for-sale	11,553,230	12,494,069
Loans receivable, net	81,903,882	79,378,663
Real estate	506,613	437,022
Stock in Federal Home Loan Bank, at cost	467,300	464,000
Office property and equipment, net	4,098,423	3,352,387
Accrued interest receivable	749,603	722,273
Deferred income tax asset	173,300	221,200
Accrued income tax receivable	--	18,792
Prepaid expenses and other assets	92,125	86,196

Total assets	$102,281,043	$99,037,846

Liabilities and Stockholders' Equity
Deposits	$82,934,595	$78,723,389
Advances from Federal Home Loan Bank	6,907,500	7,957,500
Advance payments by borrowers for taxes and insurance	27,789	353,802
Accrued income taxes payable	75,450	--
Accrued expenses and other liabilities	631,990	538,353

Total liabilities	90,577,324	87,573,044

Stockholders' equity
Preferred stock, $.01 par value, authorized 250,000
shares; none issued	--	--
Common stock, $.01 par value, authorized 1,500,000
shares; 1,046,198 shares issued	10,462	10,462
Additional paid-in capital	5,052,022	5,052,022
Retained earnings, substantially restricted	8,801,356	8,639,455
Treasury stock, at cost, (274,827 and 274,727 shares
at September 30, 2004 and June 30, 2004, respectively)	(2,100,498)	(2,099,098)
Accumulated other comprehensive loss- net
unrealized loss on securities available-for-sale	(59,623)	(138,039)

Total stockholders' equity	11,703,719	11,464,802

Total liabilities and stockholders' equity	$102,281,043	$99,037,846

HORIZON FINANCIAL SERVICES CORPORATION and SUBSIDIARY
Consolidated Statements of Operations

	Three Months Ended September 30,
	2004	2003
	(Unaudited)
Interest income:
Loans	$1,320,197	$1,264,779
Investment securities available-for-sale	105,596	151,546
Other interest income	4,840	6,120

Total interest income	1,430,633	1,422,445

Interest expense:
Deposits	334,586	348,938
Advances from Federal Home Loan Bank	85,164	74,246

Total interest expense	419,750	423,184

Net interest income	1,010,883	999,261

Provision for losses on loans	55,000	60,000

Net interest income after provision for losses on loans	955,883	939,261

Non-interest income:
Fees, commissions and service charges	213,901	178,745
(Loss) gain on sale of securities, net	(2,520)	100,901
Gain on sale of mortgage loans	26,930	29,028

Total non-interest income	238,311	308,674

Non-interest expense:
Compensation, payroll taxes and employee benefits	463,862	391,777
Advertising	34,503	35,443
Office property and equipment	174,737	122,765
Federal insurance premiums and special assessments	2,887	3,049
Data processing services	60,603	49,900
Other real estate	21,045	24,463
Other	126,195	76,083

Total non-interest expense	883,832	703,480

Earnings before taxes	310,362	544,455

Taxes	100,250	188,450

Net earnings	$210,112	$356,005

Basic and diluted earnings per common share	$0.27	$0.47